                                                                    EXHIBIT 99.1


                            ZOLL Medical Corporation

                   Supplemental Combined Financial Statements

                               September 26, 1998


                                    CONTENTS


Five Year Financial Summary................................................   2
Management's Discussion and Analysis.......................................   3
Report of Independent Auditors.............................................   6
Supplemental Combined Balance Sheets.......................................   7
Supplemental Combined Income Statements....................................   8
Supplemental Combined Statements of Stockholders' Equity...................   9
Supplemental Combined Statements of Cash Flows.............................  10
Notes to Supplemental Combined Financial Statements........................  11
Schedule II Valuation and Qualifying Accounts..............................  24

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected financial data below as of and for each of the five most recent fiscal years have been derived from our audited supplemental combined financial statements. These financial statements are supplemental to, rather than in place of the historical financial statements. The supplemental combined financial statements will become the historical financial statements upon issuance of our interim financial statements for the quarter ended January 1, 2000.

                                                               FISCAL YEARS ENDED
                                            ---------------------------------------------------------
                                            SEPT. 30,   SEPT. 28,   SEPT. 27,   SEPT. 26,    OCT. 2,
                                              1995        1996       1997(1)      1998         1999
                                            ---------   ---------   ---------   ---------    --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $ 45,884    $ 55,700    $ 57,833    $ 57,520     $ 78,682
Cost of goods sold........................    20,421      24,545      25,372      24,268       32,486
                                            --------    --------    --------    --------     --------
Gross profit..............................    25,463      31,155      32,461      33,252       46,196
Expenses:
  Selling and marketing...................    15,575      16,773      18,484      20,152       24,364
  General and administrative..............     4,313       4,809       6,749       6,239        7,422
  Research and development................     4,360       4,464       6,430       6,583        6,916
                                            --------    --------    --------    --------     --------
     Total expenses.......................    24,248      26,046      31,663      32,974       38,702
                                            --------    --------    --------    --------     --------
Income from operations....................     1,215       5,109         798         278        7,494
Net investment income (expense)...........       243         278         355         413          (45)
                                            --------    --------    --------    --------     --------
Income before income taxes................     1,458       5,387       1,153         691        7,449
Provision for income taxes................       496       1,758         266          18        2,010
                                            --------    --------    --------    --------     --------
Net income................................  $    962    $  3,629    $    887    $    673     $  5,439
                                            --------    --------    --------    --------     --------
Basic earnings per share..................  $   0.15    $   0.55    $   0.13    $   0.10     $   0.82
                                            ========    ========    ========    ========     ========
Weighted average common shares
  outstanding.............................     6,519       6,562       6,602       6,602        6,656
Diluted earnings per share................  $   0.15    $   0.55    $   0.13    $   0.10     $   0.79
                                            ========    ========    ========    ========     ========
Weighted average common and equivalent
  shares outstanding......................     6,613       6,635       6,650       6,647        6,893
Pro forma information(2):
  Historical income before income taxes...                                                   $  7,449
  Pro forma incremental operating cost....                                                        272
                                                                                             --------
  Pro forma income before income taxes....                                                      7,177
  Pro forma provision for income taxes....                                                      2,402
                                                                                             --------
  Pro forma net income....................                                                   $  4,775
                                                                                             ========
  Pro forma diluted earnings per share....                                                   $   0.69
                                                                                             ========

BALANCE SHEET DATA:
Working capital...........................  $ 24,223    $ 25,303    $ 24,361    $ 21,678     $ 26,728
Total assets..............................    36,263      42,507      45,013      46,656       59,687
Total long-term debt, excluding current
  portion.................................       864         713         565         446        2,069
Total stockholders' equity................    29,596      33,614      34,463      34,787       41,222

---------------
(1) For the year ended September 27, 1997, excluding one-time charges totaling $2,300, net income would have been $2,405 and basic and diluted earnings per share would have been $0.36.

(2) Pro forma information reflects the effect of (i) incremental operating costs expected to be incurred by the Company as a result of the Pinpoint merger and (ii) the provision for corporate income taxes on the previously untaxed Subchapter S corporation earnings of Pinpoint. See Note B to the supplemental combined financial statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our financial statements and related notes included herein.

OVERVIEW

     On October 15, 1999, we acquired Pinpoint Technologies, Inc. and Pinpoint Property Management LLC (Pinpoint individually and collectively) in a business combination accounted for as a pooling of interests. Pinpoint, which creates, develops and manufactures advanced information technology software, exclusively focused on the emergency medical services market, became our wholly owned subsidiary through the exchange of approximately 433,000 shares of our common stock for all of the outstanding stock of Pinpoint. The Selected Financial Data appearing elsewhere in this prospectus are derived from the supplemental combined financial statements and presented on the assumption that the companies were combined for all periods presented, and financial statements of prior years have been restated to give effect to the combination. These supplemental combined financial statements are supplemental to, rather than in place of, the historical financial statements. The supplemental combined financial statements will become the historical financial statements upon issuance of our interim financial statements for the quarter ended January 1, 2000.

RESULTS OF OPERATIONS

  1999 COMPARED TO 1998

     Net sales reached record levels, increasing 37% from the prior year to $78.7 million, reflecting the rapid market acceptance of the M Series platform introduced to the market during the fourth quarter of 1998. Sales growth also reflected the reorganization and enlargement of the North American sales force to allow for a market-focused structure. Dedicated selling teams are now focused on each of North America's markets: hospital and pre-hospital.

     We experienced significant growth in all major geographies and segments of its business. During 1999, North American sales increased 36% to $65 million. Within North America, equipment sales to the hospital and pre-hospital markets increased 55% and 28%, to $30.9 million and $19.1 million, respectively. Sales in the international market increased 39% from the prior year.

     Gross margin increased approximately 1% over the prior year. We experienced an improvement in costs reflecting the M Series introduction and higher margins from information management products, primarily Pinpoint products.

     Selling and marketing costs increased 21% over the prior year, due to the increase in size of the North American sales force. Additionally, we established a direct sales force in Germany during the fourth quarter of 1999. Selling and marketing costs as a percentage of net sales decreased from 35% to 31%, reflecting revenues which increased more rapidly than these costs as a result of the reorganization of the North American sales force.

     General and administrative expenses decreased as a percentage of sales, from 11% to 9%, due to emphasis on expense controls and absorption of relatively fixed expenses by higher sales.

     Research and development expenses decreased as a percentage of sales, from 11% to 9%. Total expenses increased slower than revenues, reflecting the completion of development of the initial M Series platform and the related transfer of available resources to the biphasic project and other initiatives.

     We incurred net investment expense in 1999, as compared to net investment income in 1998, due to the decrease in average cash balances from 1998 to 1999 and increased interest expense.

     The income tax provision increased from $18,000 in 1998 to $2,010,000 in 1999. This increase results primarily from increased domestic profitability partially offset by the benefits resulting from the utilization of tax loss carryforwards from foreign operations. The operating results of Pinpoint for all periods presented do not include any provision for income taxes as the company operated as a Subchapter S corporation for income tax purposes. In the future, the Company's consolidated income tax provision will include an income tax provision for Pinpoint's taxable income.

  1998 COMPARED TO 1997

     Our net sales remained relatively flat at $57,520,000 for 1998. An increase in sales of disposable electrodes and information systems management products, particularly Pinpoint, was offset by a decrease in equipment sales. We believe that the decrease in equipment sales in North America was primarily the result of customers holding back on purchases while waiting for the release of the M Series, which was not shipped until the end of the fourth quarter of 1998. In addition, the decrease in sales in the international market was primarily a result of depressed foreign markets. The M Series did not have any significant impact on the sales to the international markets in 1998 as the roll out to international distributors continued into 1999.

     Gross profit increased as a percentage of sales from 56% to 58%. The increase is a result of a higher mix of disposable electrodes and information systems management products, particularly Pinpoint, relative to the equipment business.

     Selling and marketing expenses increased as a percentage of sales from 32% to 35%. Selling and marketing expenses increased 9% from $18,484,000 to $20,152,000. Of this increase, $1,419,000 was due to higher payroll related cost and travel expenditures reflecting the reorganization of the North American sales force. This mid-year reorganization increased the size of and split the sales force to focus on two distinct markets: hospital and pre-hospital. The increase in selling and marketing expenses was due also to an increase in expenditures for promotion, advertising and other selling activities related to the introduction of the M Series and higher international selling expenditures offset by a decrease in product services and support.

     General and administrative expenses slightly decreased as a percentage of sales from 12% to 11%. General and administrative expenses decreased 8% from $6,749,000 to $6,239,000. This decrease was due primarily to the occurrence of a one-time charge recognized in 1997 of $1,300,000 related to the estimated cost of proceeding to trial in a class action shareholder lawsuit. This decrease was partially offset by an increase in 1998 for payroll related costs and professional services.

     Research and development expenses remained consistent as a percentage of sales. Research and development expenses increased from $6,430,000 to $6,583,000. In 1997, a charge of $1,000,000 was made to account for the value of in-process research and development acquired in the purchase of assets from Westech. Excluding this charge, research and development expenses increased by 21%, or $1,153. This increase was due primarily to an increase in prototype and testing expenses for new technology and start-up costs for the M Series and an increase in payroll related costs.

     Net investment income increased from the prior year due primarily to higher average cash balances.

     At September 26, 1998, we had available tax loss carryforwards of approximately $1.6 million, which were primarily attributable to the our foreign operations and were not available to offset domestic taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash and investments in 1999 decreased $3.7 million from the prior year. While net income increased $4.7 million from the prior year, cash used for operating activities for 1999 increased $0.5 million over the same period in 1998. The cash usage was due primarily to an increase in accounts receivable and inventories, partially offset by an increase in accounts payable. The increase in accounts receivable reflected both overall sales growth and significant shipments made during the latter part of the fourth quarter of 1999. The increase in inventory reflected the introduction of the M Series platform.

During this period of introduction, our mix of product shipments is shifting and we carried a broader mix of product in inventory to meets our customers' needs.

     The amount of cash required to fund investing in 1999 activities remained relatively consistent with the prior year at $4.0 million.

     The $0.9 million increase in cash provided by financing activities in 1999 primarily results from the cash provided from the exercise of stock options during the year, partially offset by distributions to Pinpoint stockholders.

     We maintain a working capital line of credit with our bank. Borrowings under this line bear interest at the bank's base rate (8.25% at October 2, 1999). The full amount of the line was available to us at October 2, 1999. On November 5, 1999, we increased our line of credit to $12.0 million.

     We expect that the combination of existing funds, cash generated from operations and our existing line of credit will be adequate to meet our operational liquidity and capital requirements for the foreseeable future.

SAFE HARBOR STATEMENTS

     Except for the historical information contained herein, the matters set forth herein are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include, but are not limited to: product demand and market acceptance risks, the effect of economic conditions, results of pending or future litigation, the impact of competitive products and pricing, product development and commercialization, technological difficulties, the government regulatory environment and actions, trade environment, capacity and supply constraints or difficulties, the results of financing efforts, actual purchases under agreements, the effect of the Company's accounting policies and those items set forth in the section "Risk Factors" contained in the Company's Registration Statement on Form S-3, filed on January 18, 2000 (the "Form S-3"). See the Form S-3 for a detailed discussion regarding the risks and uncertainties that might cause actual results to differ from those expressed or implied by such forward-looking statements.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
ZOLL Medical Corporation

     We have audited the supplemental combined balance sheets of ZOLL Medical Corporation as of October 2, 1999 and September 26, 1998 and the related supplemental combined statements of income, shareholders' equity, and cash flows for each of the three years in the period ended October 2, 1999. The supplemental combined financial statements give retroactive effect to the merger of ZOLL Medical Corporation and Pinpoint Technologies, Inc. on October 15, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental combined financial statements. These supplemental combined financial statements are the responsibility of the management of ZOLL Medical Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the supplemental combined financial statements referred to above present fairly, in all material respects, the combined financial position of ZOLL Medical Corporation at October 2, 1999 and September 26, 1998, and the combined results of its operations and its cash flows for each of the three years in the period ended October 2, 1999, after giving retroactive effect to the merger of Pinpoint Technologies, Inc., as described in the notes to the supplemental combined financial statements, in conformity with accounting principles generally accepted in the United States.

                                            ERNST & YOUNG LLP

Boston, Massachusetts
November 12, 1999

                            ZOLL MEDICAL CORPORATION

                      SUPPLEMENTAL COMBINED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SEPTEMBER 26,    OCTOBER 2,
                                                                  1998            1999
                                                              -------------    ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................     $ 5,521        $ 1,821
  Accounts receivable, less allowance of $940 at September
     30, 1998 and $2,096 at October 2, 1999.................      14,630         25,464
  Inventories:
     Raw materials..........................................       3,990          5,332
     Work-in-process........................................       1,735          2,623
     Finished goods.........................................       3,680          5,241
                                                                 -------        -------
                                                                   9,405         13,196
  Prepaid expenses and other current assets.................       3,257          2,296
                                                                 -------        -------
Total current assets........................................      32,813         42,777
Property and equipment at cost:
  Land and building.........................................       1,032          3,432
  Machinery and equipment...................................      12,791         15,382
  Construction in progress..................................       1,162            477
  Tooling...................................................       2,225          2,695
  Furniture and fixtures....................................         712            883
  Leasehold improvements....................................         737            737
                                                                 -------        -------
                                                                  18,659         23,606
Less accumulated depreciation...............................       8,187         10,875
                                                                 -------        -------
Net property and equipment..................................      10,472         12,731
Other assets, net of accumulated amortization of $496 at
  September 26, 1998 and $711 at October 2, 1999............       3,371          4,179
                                                                 -------        -------
                                                                 $46,656        $59,687
                                                                 =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $ 2,902        $ 8,404
  Accrued expenses and other liabilities....................       7,724          6,958
  Current maturities of long-term debt......................         116            164
  Deferred revenue..........................................         393            523
                                                                 -------        -------
Total current liabilities...................................      11,135         16,049
Deferred income taxes.......................................         288            347
Long-term debt..............................................         446          2,069
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, authorized 1,000 shares,
     none issued and outstanding............................          --             --
  Common stock, $.02 par value, authorized 19,000 shares,
     6,602 and 6,772 issued and outstanding at September 26,
     1998 and October 2, 1999 respectively..................         132            136
  Capital in excess of par value............................      20,683         22,439
  Retained earnings.........................................      13,972         18,647
                                                                 -------        -------
Total stockholders' equity..................................      34,787         41,222
                                                                 -------        -------
                                                                 $46,656        $59,687
                                                                 =======        =======

            See notes to supplemental combined financial statements.

                            ZOLL MEDICAL CORPORATION

                    SUPPLEMENTAL COMBINED INCOME STATEMENTS

                                                                          YEAR ENDED
                                                         --------------------------------------------
                                                         SEPTEMBER 27,    SEPTEMBER 26,    OCTOBER 2,
                                                             1997             1998            1999
                                                         -------------    -------------    ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................................     $57,833          $57,520        $78,682
Cost of goods sold.....................................      25,372           24,268         32,486
                                                            -------          -------        -------
Gross profit...........................................      32,461           33,252         46,196
Expenses:
  Selling and marketing................................      18,484           20,152         24,364
  General and administrative...........................       6,749            6,239          7,422
  Research and development.............................       6,430            6,583          6,916
                                                            -------          -------        -------
Total expenses.........................................      31,663           32,974         38,702
                                                            -------          -------        -------
Income from operations.................................         798              278          7,494
Investment income......................................         432              487            124
Interest expense.......................................          77               74            169
                                                            -------          -------        -------
Income before income taxes.............................       1,153              691          7,449
Provision for income taxes.............................         266               18          2,010
                                                            -------          -------        -------
Net income.............................................     $   887          $   673        $ 5,439
                                                            =======          =======        =======
Basic earnings per common share........................     $  0.13          $  0.10        $  0.82
                                                            =======          =======        =======
Weighted average common shares outstanding.............       6,602            6,602          6,656
Diluted earnings per common and equivalent share.......     $  0.13          $  0.10        $  0.79
                                                            =======          =======        =======
Weighted average common and equivalent shares
  outstanding..........................................       6,650            6,647          6,893

UNAUDITED PRO FORMA INFORMATION (NOTE B):

Combined income before income taxes....................................................     $ 7,449
  Pro forma incremental operating costs................................................         272
                                                                                            -------
  Pro forma income before income taxes.................................................       7,177
  Pro forma provision for income taxes.................................................       2,402
                                                                                            -------
  Pro forma net income.................................................................     $ 4,775
                                                                                            =======
  Pro forma diluted earnings per share.................................................     $  0.69
                                                                                            =======

            See notes to supplemental combined financial statements.

                            ZOLL MEDICAL CORPORATION

            SUPPLEMENTAL COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               CAPITAL IN                  TOTAL
                                             COMMON            EXCESS OF    RETAINED   STOCKHOLDERS'
                                             SHARES   AMOUNT   PAR VALUE    EARNINGS      EQUITY
                                             ------   ------   ----------   --------   -------------
                                                                 (IN THOUSANDS)
BALANCE AT SEPTEMBER 28, 1996..............  6,543     $131     $20,533     $12,950       $33,614
Exercise of stock options..................     18                   59                        59
  Tax benefit realized upon exercise of
     stock options.........................                          43                        43
  Distributions by Pinpoint Technologies,
     Inc...................................                                    (140)         (140)
  Net income...............................                                     887           887
                                             -----     ----     -------     -------       -------
BALANCE AT SEPTEMBER 27, 1997..............  6,561      131      20,635      13,697        34,463
  Issuance of common stock by Pinpoint
     Technologies, Inc. (See Note A).......     41        1          48                        49
  Adjustments to conform pooled companies
     fiscal year-ends......................                                    (140)         (140)
  Distributions by Pinpoint Technologies,
     Inc...................................                                    (258)         (258)
  Net income...............................                                     673           673
                                             -----     ----     -------     -------       -------
BALANCE AT SEPTEMBER 26, 1998..............  6,602      132      20,683      13,972        34,787
  Exercise of stock options................    147        3       1,129                     1,132
  Tax benefit realized upon exercise of
     stock options.........................                         628                       628
  Initial capitalization of Pinpoint
     Property Management, LLC (See Note
     A)....................................     23        1          (1)                       --
  Contributions by Pinpoint Technologies,
     Inc. shareholders.....................                                     550           550
  Distribution by Pinpoint Technologies,
     Inc...................................                                  (1,314)       (1,314)
  Net income...............................                                   5,439         5,439
                                             -----     ----     -------     -------       -------
BALANCE AT OCTOBER 2, 1999.................  6,772     $136     $22,439     $18,647       $41,222
                                             =====     ====     =======     =======       =======

            See notes to supplemental combined financial statements.

                            ZOLL MEDICAL CORPORATION

                 SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED
                                                           -------------------------------------------
                                                           SEPTEMBER 27,    SEPTEMBER 26,   OCTOBER 2,
                                                               1997             1998           1999
                                                           -------------    -------------   ----------
                                                                         (IN THOUSANDS)
Operating activities:
Net income.............................................       $   887          $   673       $  5,439
Charges not affecting cash:
  Depreciation and amortization........................         1,418            1,478          3,035
  Issuance of common stock for services................            --               49          1,294
  Accounts receivable allowances.......................           361              243             --
  Inventory reserve....................................           318               53            129
  Provision for warranty expense.......................           275              (43)           180
  Deferred income taxes................................          (898)             188           (339)
  In-process research and development..................         1,000               --             --
Changes in current assets and liabilities:
  Accounts receivable..................................         1,102              114        (12,129)
  Inventories..........................................          (408)          (1,982)        (3,920)
  Prepaid expenses and other current assets............           (23)          (1,715)         1,358
  Accounts payable and accrued expenses................         1,739            1,133          4,556
  Deferred revenue.....................................           116               79            130
                                                              -------          -------       --------
Cash provided by (used for) operating activities.......         5,887              270           (267)

Investing activities:
  Additions to property and equipment..................        (1,801)          (4,493)        (2,930)
  Investment in marketable securities..................        (2,575)          (2,675)          (419)
  Redemption of marketable securities..................         5,262            2,953            419
  Other assets.........................................          (166)             (62)        (1,002)
  Acquisition of assets from Westech Information
     Systems, Inc......................................        (1,558)              (3)            --
                                                              -------          -------       --------
Cash used for investing activities.....................          (838)          (4,280)        (3,932)

Financing activities:
  Exercise of stock options, including income tax
     benefits..........................................           102               --          1,760
  Distributions to stockholders........................          (140)            (258)        (1,314)
  Contributions from stockholders......................            --               --            550
  Repayment of long-term debt..........................          (160)            (127)          (497)
                                                              -------          -------       --------
Cash provided by (used for) financing activities.......          (198)            (385)           499
                                                              -------          -------       --------

Net increase (decrease) in cash........................         4,851           (4,395)        (3,700)
Cash and cash equivalents at beginning of year(1)......         5,107            9,916          5,521
                                                              -------          -------       --------
Cash and cash equivalents at end of year...............       $ 9,958          $ 5,521       $  1,821
                                                              =======          =======       ========

---------------
(1) Pinpoint Technologies, Inc.'s December 31 year-end was changed to conform with ZOLL Medical Corporation's September 26, 1998 year-end (see Note A)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year:
  Income taxes.........................................   $    551        $ 1,002          $   555
  Interest.............................................         77             74              169
Non-cash transaction:
  Long-term debt incurred in purchase of assets........                                    $ 1,800

            See notes to supplemental combined financial statements.

                            ZOLL MEDICAL CORPORATION

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

     Description of Business: ZOLL Medical Corporation (the Company) designs, manufactures and markets an integrated line of proprietary, non-invasive cardiac resuscitation devices and disposable electrodes. The Company's products are used for the emergency resuscitation of cardiac arrest victims. The Company also designs and markets software, which automates collection and management of both clinical and non-clinical data for emergency medical service providers.

     Basis of Presentation: On October 15, 1999, the Company acquired Pinpoint Technologies, Inc. and Pinpoint Property Management LLC (Pinpoint individually and collectively) in a business combination accounted for as a pooling of interests. Pinpoint, which creates, develops and manufactures advanced information technology software, exclusively focused on the emergency medical services (EMS)market, became a wholly owned subsidiary of the Company through the exchange of approximately 433,000 shares of the company's common stock for all of the outstanding stock of Pinpoint. In January 1999, Pinpoint distributed cash to the stockholders of Pinpoint. All of the cash distributed was contributed to newly formed Pinpoint Property Management LLC, and used to fund the equity needed to acquire an office building (See Note G). The accompanying supplemental combined financial statements are based on the assumption that the companies were combined for all periods presented, and financial statements of prior years have been restated to give effect to the combination. Prior to the combination, Pinpoint had a December 31 fiscal year end. Subsequent to the combination Pinpoint changed its year-end to the Saturday closest to September 30, to conform with that of the Company. The accompanying supplemental combined financial statements reflect the combined historical results of the Company for the periods ended September 27, 1997, September 26, 1998 and October 2, 1999, and the results of Pinpoint for December 31, 1997, September 26, 1998, and October 2, 1999. An adjustment for $140,000 was reflected in the Combined Statements of Stockholders' Equity to eliminate the effect of including Pinpoint's results of operations for the three months ended December 31, 1997, in both the years ended September 27, 1997 and September 26, 1998. These supplemental financial statements are supplemental to, rather than in place of the historical financial statements. The supplemental combined financial statements will become the historical financial statements upon issuance of the interim financial statements of the Company for the quarter ended January 1, 2000.

     Principles of Consolidation: The supplemental combined financial statements include the accounts of the Company and its wholly owned subsidiaries and Pinpoint Technologies, Inc. and Pinpoint Property Management LLC. All significant intercompany accounts and transactions have been eliminated.

     Fiscal Year: The Company's fiscal year ends on the Saturday closest to September 30. The year ended October 2, 1999 included 53 weeks and the years ended September 26, 1998 and September 27, 1997 included 52 weeks.

     Cash and Cash Equivalents: The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are invested in a money market investment account. These amounts are stated at cost which approximates market.

     Inventories: Inventories, principally purchased parts, are valued at the lower of first-in, first-out (FIFO) cost or market. Market is replacement value for raw materials and net realizable value, after allowance for estimated costs of completion and disposal, for work-in-process and finished goods.

     Intangible Assets: Patents and software are stated at cost and amortized using the straight-line method. The excess of cost over fair value of the net assets acquired is amortized on a straight-line basis over 15 years. Prepaid license fees are amortized over the term of the related contract, once commercialization of the related product begins.

                            ZOLL MEDICAL CORPORATION

     Property and Equipment: Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated economic useful lives of the assets (forty years for buildings, three to ten years for machinery and equipment, and five to seven years for tooling and furniture and fixtures). Leasehold improvements and equipment under capital leases are being amortized over the life of the lease.

     Revenue Recognition: Revenue from product sales is recognized upon shipment of the product and recorded net of estimated returns. The Company licenses software under the non-cancelable license agreements and provides services including training, installation, consulting and maintenance, consisting of product support services and periodic updates. Revenue from the sale of software is recognized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. License fee revenues are generally recognized when a non-cancelable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. For customer license agreements, which meet these recognition criteria, the portion of the fees related to software licenses will generally be recognized in the current period, while the portion of the fees related to services is recognized as the services are performed. The Company allocates a portion of contractual license fees to post-contract support activities covered under the contract including first year maintenance, installation assistance and limited training services. In addition, the Company also allocates a portion of the contractual license fees to future unspecified upgrade rights. Revenues from maintenance agreements and upgrade rights are recognized ratably over a three month period, and a one year period, respectively.

     Advertising Costs: Advertising costs are expensed as incurred and totaled $381,000, $409,000 and $481,000 in 1997, 1998 and 1999, respectively.

     Product Warranty: Expected future product warranty costs, included in accrued expenses and other liabilities, are recognized at the time of sale for all products covered under warranty. Warranty periods range from one to five years.

     Foreign Currency: The financial position and results of operations of the Company's foreign subsidiaries are measured using the U.S. dollar as the functional currency. All material translation and transaction gains and losses are recorded in the income statement.

     Earnings Per Share: In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which requires the presentation of basic and diluted earnings per share amounts. All periods presented have been restated to reflect adoption of this statement.

     The shares used for basic earnings per common share and diluted earnings per common share are reconciled as follows (in thousands):

                                                              1997     1998     1999
                                                              -----    -----    -----
Average shares outstanding for basic earnings per share.....  6,602    6,602    6,656
Dilutive effect of stock options............................     48       45      237
                                                              -----    -----    -----
Average shares outstanding for diluted earnings per share...  6,650    6,647    6,893
                                                              =====    =====    =====

     Reclassifications: Certain reclassifications have been made to the prior years' combined financial statements to conform to the 1998 presentation.

     Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                            ZOLL MEDICAL CORPORATION
financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Stock Option Plans: The Company accounts for its stock compensation awards under the provisions of APB No. 25, "Accounting for Stock Issued to Employees," and will continue to do so in the future.

     Segment Reporting: Effective October 2, 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131). This statement supersedes Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See Note N.

     Comprehensive Income: In June 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and displaying comprehensive income. Comprehensive income is equal to net income for each fiscal year presented.

     Recent Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for years beginning after June 15, 2000 and is not anticipated to have a material effect on the Company's financial statements when adopted.

NOTE B -- MERGER:

     Summarized results of operations of the separate companies for the preceding three years are as follows (in thousands):

                                                         ZOLL      PINPOINT    COMBINED
                                                        -------    --------    --------
Year ended September 27, 1997
  Net sales...........................................  $56,336     $1,497     $57,833
  Net income..........................................      515        372         887
Year ended September 26, 1998
  Net sales...........................................  $55,080     $2,440     $57,520
  Net income..........................................       43        630         673
Year ended October 2, 1999
  Net sales...........................................  $73,977     $4,705     $78,682
  Net income..........................................    4,081      1,358       5,439

     Sales and net income of $579,000 and $140,000, respectively, for the quarter ended December 31, 1997 were included in the years ended September 27, 1997 and September 26, 1998.

     The following unaudited pro forma information has been prepared assuming Pinpoint had been acquired as of the beginning of the periods presented. The pro forma information is presented for informational purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of those dates. In addition, the pro forma information is not intended to be a projection

                            ZOLL MEDICAL CORPORATION
of future results and does not reflect synergies expected to result from the integration of Pinpoint and the Company's Westech business.

     The pro forma income tax adjustment assumes Pinpoint was a taxable entity subject to tax at ZOLL's incremental tax rate for the periods presented. The pro forma operating costs are expected to be incurred as a result of the merger.

                                                              1997    1998     1999
                                                              ----    ----    ------
                                                                  (IN THOUSANDS)
Combined net income.........................................  $887    $673    $5,439
Pro forma income tax adjustment on Pinpoint's S Corporation
earnings....................................................   149     248       392
Pro forma incremental operating costs.......................    --      --       272
                                                              ----    ----    ------
Pro forma net income........................................  $738    $425    $4,775
                                                              ====    ====    ======

NOTE C -- INVESTMENTS

     During 1996, the Company invested $2 million in the common stock of Lifecor, Inc., which represents approximately 6% of Lifecor's outstanding common stock. The Company accounts for this investment at cost, which approximates market. This investment is included in other assets on the balance sheet.

NOTE D -- PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Current assets consisted of:

                                                              SEPTEMBER 26,    OCTOBER 2,
                                                                  1998            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Deferred income taxes.......................................     $1,124          $1,522
Insurance proceeds receivable -- See Note L.................      1,674              --
Other.......................................................        459             774
                                                                 ------          ------
Total prepaid expenses and other current assets.............     $3,257          $2,296
                                                                 ======          ======

NOTE E -- STOCKHOLDERS' EQUITY

     Preferred Stock: The Board of Directors is authorized to fix the designations, relative rights, preferences and limitations on the Preferred Stock at the time of issuance.

     On June 8, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan. In connection with the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one Preferred Stock purchase right for each outstanding share of Common Stock to stockholders of record as of the close of business day on June 9, 1998. Initially, these rights will not be exercisable and will trade with the shares of the Company's Common Stock. Under the Shareholder Rights Plan, the rights generally become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the Common Stock of the Company, if a person who owns 10% or more of the Common Stock of the Company is determined to be an "adverse person" by the Board of Directors or if a person commences a tender offer that would result in that person owning 15% or more of the Common Stock of the Company. Under the Shareholder Rights Plan, a shareholder of the Company who beneficially owns 15% or more of the Company's Common Stock as of June 9, 1998 generally will be deemed an "acquiring person" if such shareholder acquires additional shares of the Company's Common Stock. In the event that a person

                            ZOLL MEDICAL CORPORATION
becomes an "acquiring person" or is declared an "adverse person" by the Board, each holder of a right (other than the acquiring person or the adverse person) would be entitled to acquire such number of shares of Preferred Stock which are equivalent to the Company's Common Stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value twice the exercise price of the right.

     Stock Purchase Rights: On September 25, 1995, Pinpoint granted an employee stock purchase rights which entitled the employee to obtain 3% of the then existing shares at a nominal price. The stock purchase rights vest 25% at the end of one year of employment, another 25% vesting over the next three years, and the remaining 50% vesting over the next six years. The rights to purchase 12,650 shares of common stock automatically vested upon the acquisition of Pinpoint. As of October 2, 1999, none of the stock purchase rights had been exercised.

     Stock Option Plans: The Company's 1983 and 1992 stock option plans provide for the granting of options to officers and other key employees to purchase the Company's Common Stock at a purchase price, in the case of incentive stock options, at least equal to the fair market value per share of the outstanding Common Stock of the Company at the time the option is granted, as determined by the Compensation Committee of the Board of Directors. Options are no longer granted under the 1983 plan. The options become exercisable ratably over two or four years and have maximum duration of 10 years. The Company's Non-employee Director Stock Option Plan provides for the granting of options to purchase shares of Common Stock to Directors of the Company who are not also employees of the Company or any subsidiary of the Company. The options vest in four equal annual installments over a four year period. The options may be exercised at a price equal to the fair market value of the Common Stock on the date the option is granted.

     The number of shares authorized for these plans was 2,210,000. Approximately 1,208,000 shares of Common Stock are reserved for issuance under the Company's stock option plans as of October 2, 1999.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized with respect to the Company's stock option grants. Had compensation cost for this plan been determined based on the fair value methodology prescribed by FAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                               1997        1998        1999
                                                             --------    --------    ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
Net income -- as reported..................................   $ 887       $ 673       $5,439
Net income -- pro forma....................................     641         313        4,956
Basic earnings per common and equivalent share-as
  reported.................................................   $0.13       $0.10       $ 0.82
Diluted earnings per common and equivalent share-as
  reported.................................................   $0.13       $0.10       $ 0.79
Basic earnings per common and equivalent share-pro forma...   $0.10       $0.05       $ 0.74
Diluted earnings per common and equivalent share-pro
  forma....................................................   $0.10       $0.05       $ 0.72

     The above pro forma amounts may not be representative of the effects on reported net earnings for future years. The fair value of each option grant is estimated on the date of the grant using the Black-

                            ZOLL MEDICAL CORPORATION

Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 1998:

                                                           1997       1998       1999
                                                          -------    -------    -------
Dividend yield..........................................       0%         0%         0%
Expected volatility.....................................    4.84%      6.48%      6.56%
Risk-free interest rate.................................    5.98%      4.53%      5.11%
Expected lives..........................................  5 years    5 years    5 years

     Activity as to stock options under the two plans is as follows:

                                                     1997                 1998                 1999
                                              ------------------   ------------------   ------------------
                                                       WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                        AVERAGE              AVERAGE              AVERAGE
                                                       EXERCISE             EXERCISE             EXERCISE
                                              SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                              ------   ---------   ------   ---------   ------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Outstanding at beginning of year............    731     $11.19      793      $11.02       909     $ 7.23
Granted during the year.....................     86       9.76      214        7.08       253      10.11
Exercised during the year...................    (18)      3.43       --          --      (147)      7.70
Cancelled during the year...................     (6)     12.55      (98)       9.05      (149)      6.06
                                               ----     ------      ---      ------      ----     ------
Outstanding at end of year..................    793     $11.02      909      $ 7.23       866     $ 7.98
                                               ----     ------      ---      ------      ----     ------
Available for grant at end of year..........    161                 145                   341
                                               ----                 ---                  ----
Weighted-average fair value of options
  granted during the year...................            $ 4.48               $ 4.12               $ 6.83
Weighted-average exercise price of options
  exercisable at end of year................            $10.08               $ 7.20               $ 7.14

     The following table summarizes information about stock options outstanding at October 2, 1999.

                                          OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                         -----------------------------------------------------   ----------------------------------
                             NUMBER        WEIGHTED-AVERAGE                          NUMBER
                         OUTSTANDING AT       REMAINING       WEIGHTED-AVERAGE   EXERCISABLE AT    WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICE  OCTOBER 2, 1999   CONTRACTUAL LIFE    EXERCISE PRICE    OCTOBER 2, 1999    EXERCISE PRICE
-----------------------  ---------------   ----------------   ----------------   ---------------   ----------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
$3.687 - $6.875                429            7.54 Years           $ 6.54              142              $5.89
$7.000 - $8.750                248            7.76 Years             8.27               95               8.50
$9.000 - $10.000                72            7.92 Years             9.60               18               9.77
$10.750 - $12.313              117            9.66 Years            11.70               --                 --
                               ---                                                     ---
$3.687 - $12.313               866                                                     255
                               ===                                                     ===

     Under the Company's 1992 stock option plan, 417,850 options ranging in option price from $10.00 to $14.75 per share were repriced to $6.88 per share during 1998. This repricing was accomplished by canceling the existing options and issuing new options at new prices with vesting schedules recommencing as of the date of reprice. The purpose of this transaction was to restore the incentive effect of such options. In all other respects, the Plan remained unchanged.

                            ZOLL MEDICAL CORPORATION

NOTE F -- ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued liabilities consist of:

                                                              SEPTEMBER 26,    OCTOBER 2,
                                                                  1998            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Accrued salaries and wages and related expenses.............     $3,375          $2,588
Accrued warranty expense....................................        953           1,133
Accrued income taxes........................................         --           1,164
Accrued shareholder litigation settlement cost -- see Note
  L.........................................................      1,400              --
Other accrued expenses......................................      1,996           2,073
                                                                 ------          ------
Total accrued expenses and other liabilities................     $7,724          $6,958
                                                                 ======          ======

NOTE G -- INDEBTEDNESS

     The Company maintains an unsecured working capital line of credit with its bank. This line of credit bears interest at the bank's base rate (8.5% at October 2, 1999 and September 26, 1998). The full amount of the line ($6.0 million) was available to the Company at October 2, 1999. On November 5, 1999, the Company increased its line of credit to $12.0 million.

     In 1994, the Company purchased land and building, which replaced leased operating facilities, for $900,000. The land and building are mortgaged under a $900,000 bank note bearing interest at 8.2%. The carrying value of the land and building at September 26, 1998 and October 2, 1999 amounted to $948,000 and $915,000, respectively. The mortgage requires equal monthly principal payments of $7,500 plus interest over seven years, with a final payment of $270,000 due in July 2001. The carrying amount of the long-term debt approximates the fair value. The mortgage contains various covenants including minimum levels of net worth, working capital and pre-tax earnings. The Company is in compliance with all covenants of the agreement. As of October 2, 1999 the outstanding balance of the note amounted to approximately $442,000.

     Also, included in long-term debt is a promissory note (the Note) entered into in March 1999 by Pinpoint in order to acquire an office building. The Note bears interest at 7.95% per annum, is due in monthly installments of approximately $18,000 with final payment due March 2014. As of October 2, 1999 the outstanding balance of the Note amounted to approximately $1,791,000.

     Long-term debt consisted of:

                                                              SEPTEMBER 26,    OCTOBER 2,
                                                                  1998            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Mortgage note payable.......................................      $533           $2,233
Capital lease obligations...................................        29               --
                                                                  ----           ------
Total long-term debt........................................       562            2,233
Less current portion........................................       116              164
                                                                  ----           ------
                                                                  $446           $2,069
                                                                  ====           ======

                            ZOLL MEDICAL CORPORATION

     The schedule of principal payments on long term debt is as follows:

2000................................................  $  164
2001................................................     435
2002................................................      90
2003................................................      98
2004................................................     106
Thereafter..........................................   1,340
                                                      ------
                                                      $2,233
                                                      ======

NOTE H -- INCOME TAXES

     The provision for income taxes consists of the following:

                                                            1997     1998      1999
                                                            -----    -----    ------
                                                                 (IN THOUSANDS)
Federal:
Current...................................................  $ 942    $(277)   $1,941
  Deferred................................................   (722)     194       (58)
                                                            -----    -----    ------
                                                              220      (83)    1,883
State:
  Current.................................................    222      107       370
  Deferred................................................   (176)      (6)      (18)
                                                            -----    -----    ------
                                                               46      101       352
Foreign:
  Current.................................................     --       --        37
  Deferred................................................     --       --      (262)
                                                            -----    -----    ------
                                                               --       --      (225)
                                                            -----    -----    ------
                                                            $ 266    $  18    $2,010
                                                            =====    =====    ======

     The following table shows income before income taxes:

                                                             1997     1998      1999
                                                            ------    -----    ------
                                                                 (IN THOUSANDS)
Domestic..................................................  $1,137    $ 821    $6,479
Foreign...................................................      16     (130)      970
                                                            ------    -----    ------
                                                            $1,153    $ 691    $7,449
                                                            ======    =====    ======

                            ZOLL MEDICAL CORPORATION

     The income taxes recorded differed from the statutory federal income tax rate due to:

                                                              1997    1998     1999
                                                              ----    ----    ------
                                                                  (IN THOUSANDS)
Statutory income taxes......................................  $265    $ 21    $2,132
Tax credits, federal and state..............................    --      --       (48)
State income taxes, net of federal benefit..................    31      32       229
Unbenefitted (benefitted) foreign losses....................    13      --      (262)
Permanent differences.......................................   (20)     35        35
Other.......................................................   (23)    (70)      (76)
                                                              ----    ----    ------
                                                              $266    $ 18    $2,010
                                                              ====    ====    ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance decreased $262,000 as a result of the utilization of foreign net operating losses.

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              SEPTEMBER 26,    OCTOBER 2,
                                                                  1998            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Deferred tax assets:
Accounts receivable and inventory...........................     $  625          $  999
  Net operating loss carryforwards..........................        365              68
  Product warranty accruals.................................        373             408
  Purchased research and development........................        336             297
  Other liabilities.........................................        379             258
  Valuation allowance for deferred tax assets...............       (262)             --
                                                                 ------          ------
     Total deferred tax assets..............................      1,816           2,030
Deferred tax liabilities:
  Accelerated tax depreciation..............................        731             712
  Prepaid expenses..........................................        248             143
                                                                 ------          ------
     Total deferred tax liabilities.........................        979             855
                                                                 ------          ------
     Net deferred tax asset.................................     $  837          $1,175
                                                                 ======          ======

     Prior to the merger Pinpoint elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. Accordingly, Pinpoint's income or loss is included in the stockholders' individual income tax returns.

                            ZOLL MEDICAL CORPORATION

NOTE I -- LEASES

     The Company leases certain office and manufacturing space under operating leases. Listed below are the future minimum rental payments required under operating leases with non-cancelable terms in excess of one year at October 2, 1999.

                                                 (IN THOUSANDS)
2000...........................................      $  414
2001...........................................         371
2002...........................................         353
2003...........................................         281
                                                     ------
                                                     $1,419
                                                     ======

     Pinpoint is obligated under a lease agreement for formerly occupied facilities under a lease, which expires February 1, 2000. The lease provides for the Company to pay an annual base rent plus expenses, totaling approximately $43,000, which increases each year as determined by the Consumer Price Index. Effective March 11, 1999, the Company subleased this space to an unrelated company on a full-cost pass-through basis, whereby the sublease tenant pays the landlord directly. The Company remains obligated on the lease payments to the extent that the sublease tenant defaults on its payments.

     The Company's office leases are subject to adjustments based on actual floor space occupied. The leases also require payment of real estate taxes and operating costs. In addition to the office leases, the Company leases automobiles for business use by a portion of the sales force. Total rental expense under operating leases for 1997, 1998 and 1999 was approximately $625,000, $728,000 and $907,000, respectively.

NOTE J -- EMPLOYEE BENEFIT PLAN

     Defined contribution retirement plan -- Zoll has a defined contribution retirement plan which contains a "401(k)" program for all employees with six months of service who have attained 21 years of age. The Company may make a discretionary contribution and an additional discretionary profit sharing contribution. The Company made a $100,000 contribution to the plan in fiscal 1997, 1998 and 1999.

     401(k) Salary Deferral Plan -- Beginning in 1998, Pinpoint has maintained a retirement savings plan (the Plan) pursuant to which eligible employees may defer compensation for income tax purposes under section 401(k) of the Internal Revenue Code of 1986. Participants in the Plan may contribute up to 15% of their eligible compensation which are matched by the Company at 50% of the employee contribution up to 6% of eligible compensation. The Company may make discretionary matching contributions to the Plan in an amount determined by its Board of Directors. The Company recorded expense related to the Plan of approximately $11,000 and $29,000 for the year ended September 26, 1998 and October 2, 1999, respectively.

NOTE K -- CONCENTRATION OF CREDIT RISK

     The Company sells its products primarily to hospitals, emergency care providers and universities. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral.

     In addition, the Company sells its products to the international market. Although the Company does not foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of the national economies of the customer to which it sells. In order to hedge the risk of loss in geographical areas with historical credit risks, in some cases the Company requires letters of credit from its

                            ZOLL MEDICAL CORPORATION
foreign customers. Export sales accounted for 21%, 18% and 19% of the Company's total revenues in 1997, 1998 and 1999, respectively.


     The Company maintains reserves for potential trade receivable credit losses, and such losses have been within management's expectations.

     Certain materials and components used in the Company's devices and electrodes are purchased from various single sources. Although the Company believes that alternative sources of supply for such materials and components could be developed over a relatively short period of time, the failure to secure such alternative sources when needed could have a material adverse effect on the Company's business.

NOTE L -- CONTINGENCIES

     In the course of normal operations, the Company is involved in litigation arising from commercial disputes and claims from former employees which management believes will not have a material impact on the Company's financial position or its results of operations.

     During the quarter ended December 28, 1996, the Company incurred a charge of approximately $1,300,000 to cover the litigation costs to defend itself in a shareholder lawsuit initiated in 1994. On July 9, 1998, the Company announced an agreement in principle concerning the settlement of the lawsuit against it and certain officers. The settlement, amounting to $1,500,000, was approved by the court on October 5, 1998. There was no financial impact as a result of the settlement. Included in accrued expenses at September 26, 1998 is the unpaid settlement cost and remaining accrued legal fees related to the litigation. A similar amount due from the insurance company is included in other current assets at September 26, 1998. In November 1998, the Company received the insurance reimbursements for the claim and legal costs and paid the remaining settlement due to the shareholders.

NOTE M -- ACQUISITION

     On November 6, 1996, the Company acquired the assets of the mobile computing business of Westech Information Systems, Inc. for approximately $1,500,000 in cash. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The excess of the cost over the fair value of net assets acquired is being amortized over fifteen years. In connection with the acquisition, the Company incurred a non-recurring charge of $1,000,000 for acquired in-process research and development which was charged to operations because in management's opinion, technological feasibility for the acquired research and development had not been established. The Company's combined results of operations include the operations of the mobile computing business of Westech Information Systems, Inc. from November 1996.

     The following unaudited pro forma information for fiscal year 1997 shows the results of operations as if the transaction occurred at the beginning the year of acquisition (in thousands, except per share amounts):

Net sales...................................................  $57,935
Net income..................................................      876
Basic earnings per common share.............................  $  0.13
Diluted earnings per common and equivalent share............  $  0.13

     The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase actually been made at the beginning of the respective periods and is not necessarily indicative of results that may be obtained in the future.

                            ZOLL MEDICAL CORPORATION

NOTE N -- SEGMENT AND GEOGRAPHIC INFORMATION

     Segment information: The Company reports revenue information to the chief operating decision maker for four operating segments, determined on the type of customer or product. These segments include the sale of cardiac resuscitation devices and accessories and data collection management software to the hospital market and to the prehospital market in North America, the sale of disposable/other products and the sale of cardiac resuscitation devices and accessories and disposable electrodes to the international market. Each of these segments has similar characteristics, manufacturing processes, distribution and marketing strategies, as well as a similar regulatory environment.

     In order to make operating and strategic decisions, the Company's chief operating decision maker evaluates revenue performance based on the worldwide revenues of each segment and, due to shared infrastructures, profitability based on an enterprise-wide basis. Net sales by segment were as follow:

                                                         1997       1998       1999
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Hospital Market -- North America devices..............  $21,562    $19,962    $30,868
Pre-hospital Market -- North America devices..........   12,721     14,914     19,115
Other -- North America................................   11,855     12,841     15,035
International Market -- excluding North America.......   11,695      9,803     13,664
                                                        -------    -------    -------
                                                        $57,833    $57,520    $78,682
                                                        =======    =======    =======

     The Company reports assets on a combined basis to the chief operating decision maker.

     Geographic information: Net sales by major geographical area, determined on the basis of destination of the goods, are as follow:

                                                         1997       1998       1999
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
United States.........................................  $45,523    $46,952    $63,838
Foreign...............................................   12,310     10,568     14,844
                                                        -------    -------    -------
                                                        $57,833    $57,520    $78,682
                                                        =======    =======    =======

     In each of the years in the three year period ended October 2, 1999, no single customer represented over 10% of the Company's combined net sales.

NOTE O -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1998 and 1999 is as follows:

                                                                   QUARTER ENDED
                                               ------------------------------------------------------
                                               DECEMBER 27,    MARCH 28,    JUNE 27,    SEPTEMBER 26,
                                                   1997          1998         1998          1998
                                               ------------    ---------    --------    -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
Net sales....................................    $13,019        $14,354     $13,326        $16,821
Gross profit.................................      7,447          8,450       7,706          9,649
Income (loss) from operations................        273            734      (1,148)           419
Net income (loss)............................        305            743        (730)           355
Basic earnings (loss) per common share.......    $  0.05        $  0.12     $ (0.12)       $  0.06
Diluted earnings (loss) per common and
  equivalent share...........................    $  0.05        $  0.11     $ (0.11)       $  0.05

                            ZOLL MEDICAL CORPORATION

                                                                     QUARTER ENDED
                                                    -----------------------------------------------
                                                    JANUARY 2,    APRIL 3,    JULY 3,    OCTOBER 2,
                                                       1999         1999       1999         1999
                                                    ----------    --------    -------    ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1999
Net sales.........................................   $16,056      $17,941     $20,813     $23,872
Gross profit......................................     9,524       10,502      12,314      13,856
Income from operations............................       876        1,283       2,073       3,262
Net income........................................       702          936       1,534       2,267
Basic earnings per common share...................      0.11         0.14        0.23        0.34
Diluted earnings per common and equivalent
  share...........................................      0.10         0.14        0.22        0.32

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                             Additions Charged
                                          Balance Beginning    to Costs and                Balance At End of
      Classifications                         of Period          Expenses     Deductions       Period
--------------------------------------------------------------------------------------------------------------
Year Ended October 2, 1999
Allowance for doubtful accounts    Total    $  940,000         $1,294,000      $138,000       $2,096,000
                                           ===================================================================

Year Ended September 26, 1998
Allowance for doubtful accounts    Total    $1,209,000(a)      $  244,000      $513,000       $  940,000
                                           ===================================================================

Year Ended September 27, 1997
Allowance for doubtful accounts    Total    $  888,000         $  361,000      $  5,000       $1,244,000
                                           ===================================================================

(a) Pinpoint Technologies, Inc.'s December 31 year-end was changed to conform with ZOLL Medical Corporation's September 26, 1988 year-end.